Exhibit 99.1

Contact: Matthew Skelly

VP – Investor Relations

1845 Walnut Street

Philadelphia, PA 19103

(877) 280-2857

(215) 561-5692 (facsimile)

Contact: Matthew Skelly

VP – Investor Relations

1845 Walnut Street

Philadelphia, PA 19103

(877) 280-2857

(215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS THIRD QUARTER 2014 RESULTS

•	Adjusted EBITDA for third quarter 2014 was $106.6 million, a 27% increase year-over-year

•	Distributable Cash Flow for third quarter 2014 was $74.6 million, a 47% increase year-over-year

•	Previously announced growth of quarterly distribution to $0.64 per common limited partner unit, at approximately 1.2x coverage

•	Processed gas volumes of approximately 1.57 billion cubic feet per day (BCFD) in third quarter 2014

•	Partnership expands company-wide processing capacity to approximately 2.0 BCFD with the addition of the Edward, Stonewall and Silver Oak II plants, servicing increased producer activities

•	Atlas Pipeline Partners, L.P. and its general partner to be acquired by Targa for a total of approximately $7.7 billion

Philadelphia, PA, November 3, 2014 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) today reported adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), of $106.6 million for the third quarter of 2014. Processed natural gas volumes averaged 1,566 million cubic feet per day (“MMCFD”), a 14% increase over the third quarter of 2013. Distributable Cash Flow was $74.6 million for the third quarter of 2014, or $0.90 per average common limited partner unit, compared to $50.6 million for the prior year’s third quarter, a 47% increase year-over-year. The Partnership recognized net income of $49.4 million for the third quarter of 2014, compared to net loss of $25.6 million for the prior year’s third quarter. Net income was higher for third quarter 2014 compared to the prior year’s third quarter, mainly due to a $23.0 million increase in gross margin driven by 14% processed volume growth across all of the Partnership’s operating areas and a $48.7 million increase in the valuation of the Partnership’s risk management portfolio. Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures, which are reconciled to their most directly comparable GAAP measures in the tables included at the end of this release. The Partnership believes these non-GAAP measures provide a more accurate comparison of the operating results for the periods presented.

On October 13, 2014, the Partnership announced that it has entered into a definitive agreement to be acquired by Targa Resources Partners L.P. (NYSE: NGLS) in a transaction valuing the Partnership at $7.7 billion, including debt and an approximate $1.9 billion acquisition of its general partner interests by Targa Resources Corp. (NYSE: TRGP). The Partnership’s common limited unitholders will receive 0.5846 units of Targa Resources Partners L.P. (NYSE: NGLS) and $1.26 in cash for each outstanding Partnership common unit. The transaction is expected to close during the first quarter of 2015 and is subject to customary closing conditions, as well as approval by the unitholders of the Partnership.

On October 28, 2014, the Partnership declared a cash distribution for the third quarter of 2014 of $0.64 per common limited partner unit to holders of record on November 10, 2014, which will be paid on November 14, 2014. This distribution represents Distributable Cash Flow coverage per limited partner unit of approximately 1.2x for the third quarter of 2014.

Eugene Dubay, Chief Executive Officer of the Partnership, commented, “As you can see from the quarterly results, we remain on track with our goals and ambitions. Distributions have increased, distribution coverage has increased, leverage has decreased, and we have successfully brought into service three new plants this year that increases the processing capacity at APL by approximately 35% to 2.0 billion cubic feet per day. As we have executed this year, our growing organic footprint and enviable customer base have been noticed throughout the mid-continent and on October 13th it was announced that Atlas Pipeline and its general partner are expected to be acquired by Targa at a transaction valued at $7.7 billion dollars. Until the transaction is finalized, which is expected sometime in the first quarter of 2015 if approved, we will continue to execute for our stakeholders and our producer customers can expect the same exceptional service going forward.”

Capitalization and Liquidity

The Partnership had total liquidity (cash plus available capacity on its revolving credit facility) of $603.3 million as of September 30, 2014. Total debt outstanding was $1,754.4 million at September 30, 2014, compared to $1,707.3 million at December 31, 2013, an increase of $47.1 million. On August 28, 2014, the Partnership entered into an amended and restated credit agreement with its lending group, which, among other things, increased the commitment from $600.0 million to $800.0 million, extended the term to August 2019 and lowered borrowing costs. Based upon total debt outstanding at September 30, 2014, total leverage was approximately 4.1x for purposes of calculations under our revolving credit facility, and debt to total capital was 42%.

Risk Management

The Partnership continues to add further protection to its risk management portfolio for forecasted production in 2014 through 2017. As of November 3, 2014, the Partnership had natural gas, natural gas liquids and condensate protection in place for the remainder of 2014, 2015 and 2016 for approximately 68%, 53%, and 20%, respectively, of associated margin value (exclusive of ethane). The Partnership had protection in place for approximately 68% of its equity natural gas production over the next two quarters with an average price of $4.22 per million British thermal units (“MMBtu”). Natural gas liquids were approximately 63% protected (exclusive of ethane), with propane and natural gasoline each approximately 75% protected for the next two quarters. The Partnership’s condensate production is 79% protected for the next two quarters. Counterparties to the Partnership’s risk management activities consist of investment grade commercial banks that are lenders under the Partnership’s credit facility, or affiliates of those banks. A table summarizing the Partnership’s risk management portfolio as of November 3, 2014 is included in this release.

Operating Results

Gathered volumes for the three months ended September 30, 2014 were approximately 1.68 BCFD and processed volumes were approximately 1.57 BCFD, an increase of approximately 13% and 14%, respectively, compared to the Partnership’s third quarter 2013 results. Growth capital spending, including contributions to joint ventures, was $191.4 million during the third quarter of 2014, as organic expansion projects continue across all gathering and processing systems, including the completion of two, 200 MMCFD cryogenic processing facilities, the Edward and Silver Oak II plants, during the quarter, and the continued construction of the 200 MMCFD Buffalo plant in WestTX, as well as multiple gathering pipeline projects, including the pipeline connecting the Velma and Arkoma portions of the SouthOK system.

Gross margin from operations was $137.8 million for the third quarter 2014, compared to $114.8 million for the prior year period. The 20% higher gross margin for the quarter was primarily due to increased producer activity in APL’s areas of operation and gathering and/or processing expansions that have been completed on each of the Partnership’s systems. Gross margin, a non-GAAP financial measure, includes natural gas and liquids sales, and transportation, processing and other fees, less purchased product costs and non-cash gains (or losses) included in these items. The gross margin for the quarter does not include approximately $2.5 million of realized derivative settlement losses, which are excluded in the calculation of gross margin, compared to $0.9 million realized derivative settlement losses excluded from gross margin in the third quarter of 2013.

WestTX System

The WestTX system’s average natural gas processed volume was 473.6 MMCFD for the third quarter of 2014, compared to 355.2 MMCFD for the third quarter of 2013, an increase of 33% over the past year. Average natural gas liquids (NGL) production was 62,086 barrels per day (“BPD”) for the third quarter of 2014, a 30% increase over the third quarter of 2013. Increased processed volumes are primarily due to continued drilling activity in the Permian Basin, supported by the completion of the Edward plant on September 15, 2014. This system continues to operate in partial ethane rejection due to the value of ethane compared to the value of residue natural gas.

The completion of the Edward plant increased the name-plate processing capacity on the WestTX system to 655 MMCFD. The Edward plant is currently utilizing 87% of its available capacity as the Partnership optimizes its system for efficiencies. The previously announced Buffalo plant, another 200 MMCFD cryogenic processing plant under construction in WestTX, will be located in the northern part of the system and is expected to be completed in the third quarter of 2015. This facility will increase the processing capacity in the Permian Basin to 855 MMCFD in 2015. Management currently expects to install a new 200 MMCFD cryogenic processing facility in each of the next five years, along with all necessary infrastructure, in support of the current production plans of the Partnership’s producer customers in this area.

WestOK System

The WestOK system had average natural gas processed volume of 545.3 MMCFD for the third quarter of 2014, a 14% increase from the third quarter of 2013. Average NGL production was 26,223 BPD for the third quarter of 2014, a 22% increase from the third quarter of 2013, due to the continued increased production on the gathering system.

The Partnership continues to add capital projects in the Mississippi Lime to accommodate growing development from its producer customers, including (i) adding compression, (ii) looping gathering lines, and (iii) adding off-load capabilities to third party processors. The Partnership continues to evaluate the need for further processing capacity in this area.

SouthOK System

The SouthOK system’s average natural gas processed volume was 409.5 MMCFD for the third quarter 2014, a 3% increase from third quarter 2013. The increase in processed volumes is primarily due to the start-up of the previously announced Stonewall plant in the second quarter of 2014, which increased processing capacity by 120 MMCFD. Average NGL production was 28,298 BPD for the third quarter 2014, a decrease of approximately 14% compared to the third quarter 2013, as ethane rejection capabilities have been enhanced. The Partnership has made operational improvements in 2014 that have increased the overall margin received per thousand cubic feet (MCF) of rich gas that is gathered and processed on this system. These improvements result in additional ethane rejection, which reduces the NGLs produced, however enhancing profits.

The Stonewall plant, a new cryogenic processing facility, was brought into operation on May 1, 2014 and was constructed under the Centrahoma joint venture, which is a joint venture with MarkWest Energy Partners, of which APL owns a 60% interest. The Partnership plans to accelerate the timeframe of the scheduled 80 MMCFD expansion at this plant, due to the increased activity in Southern Oklahoma, including production from the Woodford Shale, SCOOP, Arkoma and Ardmore Basins. This expansion will allow the facility to operate at its name-plate 200 MMCFD capacity and bring total gross processing capacity on the SouthOK system to 580 MMCFD in early 2015. Additionally, construction is continuing on the project to connect the Velma and Arkoma portions of the SouthOK system, which is expected be complete in November 2014.

SouthTX System

The SouthTX system recognized revenues on average natural gas processed volumes of 137.6 MMCFD for the third quarter 2014 an 11% increase over second quarter 2014, including volumes processed under midstream sharing agreements. Under certain existing contractual agreements, APL receives a share of the economic interest from certain volumes currently processed by a third party midstream provider, and APL shares certain economic interests on volumes processed internally with a third party midstream provider. The volumes reported do not include any deficiencies under minimum volume commitments with producers during the period.

Corporate and Other

General and administrative costs for the third quarter of 2014, excluding non-cash compensation, totaled $11.7 million, compared to $11.9 million in the same period in 2013. Net of deferred financing costs, interest expense was $20.8 million for the third quarter of 2014, as compared to $22.5 million in the third quarter of 2013.

*    *     *

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s third quarter 2014 results on Tuesday, November 4, 2014 at 10:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipeline.com. An audio replay of the conference call will also be available beginning at 3:00 pm ET on Tuesday, November 4, 2014. To access the replay, dial 1-888-286-8010 and enter conference code 29166064.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In Oklahoma, southern Kansas, Texas, and Tennessee, APL owns 17 gas processing plants, 18 gas treating facilities, as well as approximately 11,200 miles of active intrastate gas gathering pipeline. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 28% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 6% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity prices and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

Where to Obtain Additional Information

In connection with the proposed merger referenced herein, Targa Resources Corp. (“TRC”) will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Atlas Energy, L.P. (“ATLS”) and TRC and a prospectus of TRC (the “TRC joint proxy statement/prospectus”). TRC plans to mail the definitive TRC joint proxy statement/prospectus to its shareholders and ATLS plans to mail the definitive TRC joint proxy statement/prospectus to its unitholders. Also in connection with the proposed merger, Targa Resources Partners LP (“TRP”) will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Atlas Pipeline Partners, L.P. (“APL”) and a prospectus of TRP (the “TRP proxy statement/prospectus”) . APL plans to mail the definitive TRP proxy statement/prospectus to its unitholders.

INVESTORS, SHAREHOLDERS AND UNITHOLDERS ARE URGED TO READ THE TRC JOINT PROXY STATEMENT/PROSPECTUS, THE TRP PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TRC, TRP, ATLS AND APL, AS WELL AS THE PROPOSED TRANSACTION AND RELATED MATTERS.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

A free copy of the TRC Joint Proxy Statement/Prospectus, the TRP Proxy Statement/Prospectus and other filings containing information about TRC, TRP, ATLS and APL may be obtained at the SEC’s Internet site at www.sec.gov. In addition, the documents filed with the SEC by TRC and TRP may be obtained free of charge by directing such request to: Targa Resources, Attention: Investor Relations, 1000 Louisiana, Suite 4300, Houston, Texas 77002, calling (713) 584-1000 or emailing jkneale@targaresources.com. These documents may also be obtained for free from TRC’s and TRP’s investor relations website at www.targaresources.com. The documents filed with the SEC by ATLS may be obtained free of charge by directing such request to: Atlas Energy, L.P., Attn: Investor Relations, 1845 Walnut Street, Philadelphia, Pennsylvania 19103 or emailing InvestorRelations@atlasenergy.com. These documents may also be obtained for free from ATLS’s investor relations website at www.atlasenergy.com. The documents filed with the SEC by APL may be obtained free of charge by directing such request to: Atlas Pipeline Partners, L.P., Attn: Investor Relations, 1845 Walnut Street, Philadelphia, Pennsylvania 19103 or emailing IR@atlaspipeline.com. These documents may also be obtained for free from APL’s investor relations website at www.atlaspipeline.com.

Participants in Solicitation Relating to the Merger

TRC, TRP, ATLS and APL and their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from TRC, ATLS or APL shareholders or unitholders, as applicable, in respect of the proposed transaction that will be described in the TRC joint proxy statement/prospectus and TRP proxy statement/prospectus. Information regarding TRC’s directors and executive officers is contained in TRC’s definitive proxy statement dated April 7, 2014, which has been filed with the SEC. Information regarding directors and executive officers of TRP’s general partner is contained in TRP’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the SEC. Information regarding directors and executive officers of ATLS’s general partner is contained in ATLS’s definitive proxy statement dated March 21, 2014, which has been filed with the SEC. Information regarding directors and executive officers of APL’s general partner is contained in APL’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the SEC.

A more complete description will be available in the registration statement and the proxy statement/prospectus.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary (1)

(Unaudited; in thousands except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Natural gas and liquids sales	$673,888	$535,719	$2,004,567	$1,410,797
Transportation, processing and other fees(2)	49,578	43,725	143,058	116,756
Derivative gain (loss), net	24,155	(24,517)	9,117	(9,493)
Other income, net	13,561	2,943	18,400	8,661

Total revenues	761,182	557,870	2,175,142	1,526,721

Costs and expenses:
Natural gas and liquids cost of sales	586,448	463,564	1,742,801	1,213,320
Operating expenses	29,837	24,806	81,948	71,435
General and administrative	11,698	11,889	35,172	30,413
General and administrative – non-cash unit-based compensation(3)	6,376	5,998	19,258	13,818
Other costs	(1)	685	16	19,585
Depreciation and amortization	50,173	51,080	148,632	127,921
Interest	22,553	24,347	69,275	65,614

Total costs and expenses	707,084	582,369	2,097,102	1,542,106

Equity loss in joint ventures	(4,711)	(1,882)	(10,464)	(314)
Loss on early extinguishment of debt	—	—	—	(26,601)
Gain (loss) on asset dispositions	(636)	—	47,829	(1,519)

Income (loss) before income taxes	48,751	(26,381)	115,405	(43,819)
Income tax benefit	(623)	(817)	(1,519)	(854)

Net income (loss)	49,374	(25,564)	116,924	(42,965)
Income attributable to non-controlling interests	(4,029)	(1,514)	(10,456)	(4,693)
Preferred unit dividends	(2,609)	—	(5,624)	—
Preferred unit imputed dividend effect	(11,378)	(11,378)	(34,134)	(18,107)
Preferred unit dividends in kind	(11,408)	(9,072)	(31,533)	(14,413)

Net income (loss) attributable to common limited partners and the General Partner	$19,950	$(47,528)	$35,177	$(80,178)

Net income (loss) attributable to common limited partners per unit:
Basic and diluted	$0.13	$(0.66)	$0.18	$(1.25)
Weighted average common limited partner units (basic)	82,892	78,398	81,497	72,512
Weighted average common limited partner units (diluted)	99,368	78,398	97,465	72,512

(1)	Based on the GAAP statements of operations to be included in Form 10-Q, with additional detail of certain items included.
(2)	Includes affiliate revenues related to transportation and processing provided to Atlas Resource Partners, L.P.
(3)	Non-cash costs associated with unit-based compensation, which have been reflected in the general and administrative costs and expenses, the category associated with the direct personnel cash costs in the GAAP statements of operations to be included in Form 10-Q. General and administrative also includes any compensation reimbursement to affiliates.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary (continued)

(Unaudited; in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Summary Cash Flow Data:
Cash provided by operating activities	$94,252	$79,400	$234,161	$151,121
Cash used in investing activities	(199,677)	(121,905)	(350,089)	(1,338,149)
Cash provided by financing activities	108,087	31,863	117,750	1,194,069

Capital Expenditure Data:
Maintenance capital expenditures	$7,417	$6,416	$18,297	$14,119
Expansion capital expenditures	185,151	105,736	454,850	313,742
Acquisitions	—	—	—	1,000,785

Total	$192,568	$112,152	$473,147	$1,328,646

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$6,736	$4,914
Other current assets	286,275	236,864

Total current assets	293,011	241,778
Property, plant and equipment, net	3,132,810	2,724,192
Intangible assets, net	980,580	1,064,843
Equity method investment in joint ventures	180,602	248,301
Other assets, net	51,409	48,731

	$4,638,412	$4,327,845

LIABILITIES AND EQUITY
Current liabilities	$378,657	$320,226
Long-term debt, less current portion	1,754,093	1,706,786
Deferred income taxes, net	31,771	33,290
Other long-term liabilities	6,960	7,638
Total partners’ capital	2,390,668	2,200,645
Non-controlling interest	76,263	59,260

Total equity	2,466,931	2,259,905

	$4,638,412	$4,327,845

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Gross margin calculations:
Natural gas and liquids sales	$673,888	$535,719	$2,004,567	$1,410,797
Transportation, processing, and other fees	49,578	43,725	143,058	116,756
Less: non-cash linefill gain (loss)	(811)	1,039	(717)	(332)
Less: natural gas and liquids cost of sales	586,448	463,564	1,742,801	1,213,320

Gross margin	$137,829	$114,841	$405,541	$314,565

Reconciliation of net income (loss) to other non-GAAP measures(1):
Net income (loss)	$49,374	$(25,564)	$116,924	$(42,965)
Depreciation and amortization	50,173	51,080	148,632	127,921
Income tax benefit	(623)	(817)	(1,519)	(854)
Interest expense	22,553	24,347	69,275	65,614

EBITDA	121,477	49,046	333,312	149,716
Income attributable to non-controlling interests(2)	(4,029)	(1,514)	(10,456)	(4,693)
Non-controlling interest depreciation, amortization and interest(3)	(1,018)	(917)	(2,630)	(2,888)
Adjustment for cash flow from investment in joint ventures	5,775	3,682	15,728	5,714
(Gain) loss on asset disposition	636	—	(47,829)	1,519
Non-cash (gain) loss on derivatives	(26,684)	23,610	(28,100)	13,066
Other costs	(1)	685	16	19,585
Premium expense on derivative instruments	1,311	4,824	4,826	11,844
Unrecognized economic impact of acquisitions	—	42	—	1,168
Loss on early termination of debt	—	—	—	26,601
Other non-cash losses(4)	9,122	4,743	25,413	16,587

Adjusted EBITDA	106,589	84,201	290,280	238,219
Interest expense	(22,553)	(24,347)	(69,275)	(65,614)
Amortization of deferred finance costs	1,772	1,836	5,502	5,119
Preferred dividend obligation	(2,609)	—	(5,624)	—
Premium expense on derivative instruments	(1,311)	(4,824)	(4,826)	(11,844)
Maintenance capital expenditures(5)	(7,277)	(6,232)	(17,815)	(13,759)

Distributable Cash Flow	$74,611	$50,634	$198,242	$152,121

(1)	EBITDA, Adjusted EBITDA and Distributable Cash Flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes EBITDA, Adjusted EBITDA and Distributable Cash Flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unit holders and the general partner, among other things. These measures are widely-used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also similar to the Consolidated EBITDA calculation utilized for the Partnership’s financial covenants under its credit facility, with the exception that Adjusted EBITDA includes some non-cash items specifically excluded under the credit facility. EBITDA, Adjusted EBITDA and Distributable Cash Flow are not measures of financial performance under GAAP and, accordingly, should not be considered in isolation or as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.
(2)	Represents Anadarko Petroleum Corporation’s (“Anadarko” – NYSE: APC) non-controlling interest in the operating results of Atlas Pipeline Mid-Continent WestOk, LLC (“WestOK”) and Atlas Pipeline Mid-Continent WestTex, LLC (“WestTX”); and MarkWest’s non-controlling interest in Centrahoma.
(3)	Represents the depreciation, amortization and interest expense included in income attributable to non-controlling interest for MarkWest’s interest in Centrahoma.
(4)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory, non-cash compensation and minimum volume adjustments on certain producer throughput contracts.
(5)	Net of non-controlling interest maintenance capital of $140 thousand and $184 thousand for the three months ended September 30, 2014 and 2013, respectively, and $482 thousand and $360 thousand for the nine months ended September 30, 2014 and 2013, respectively.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights(1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Percent Change	2014	2013	Percent Change
Pricing (unhedged):
Weighted average market prices:
NGL price per gallon – Conway hub	$0.80	0.81	(1.2)%	0.89	0.80	11.3%
NGL price per gallon – Mt. Belvieu hub	0.82	0.85	(3.5)%	0.89	0.83	7.2%

Natural gas sales ($/MMBTU):
SouthOK	3.80	3.37	12.8%	4.23	3.47	21.9%
SouthTX	4.02	N/A	N/A	4.29	N/A	N/A
WestOK	3.70	3.30	12.1%	4.17	3.45	20.9%
WestTX	3.80	3.32	14.5%	4.21	3.40	23.8%
Weighted average	3.75	3.34	12.3%	4.19	3.46	21.1%

NGL sales ($/gallon):
SouthOK	1.03	0.87	18.4%	1.03	0.74	39.2%
SouthTX	0.82	0.75	9.3%	0.90	0.73	23.3%
WestOK	1.08	1.08	0.0%	1.12	1.01	10.9%
WestTX	0.92	0.92	0.0%	0.94	0.90	4.4%
Weighted average	0.98	0.92	6.5%	1.01	0.87	16.1%

Condensate sales ($/barrel):
SouthOK	91.10	103.45	(11.9)%	92.43	94.53	(2.2)%
SouthTX	83.43	92.94	(10.2)%	85.79	91.05	(5.8)%
WestOK	91.49	96.86	(5.5)%	91.41	88.10	3.8%
WestTX	88.41	106.27	(16.8)%	92.91	98.78	(5.9)%
Weighted average	90.09	101.48	(11.2)%	91.78	92.82	(1.1)%

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights(1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Percent Change	2014	2013	Percent Change
Volumes:

SouthOK system(2):
Gathered gas volume (MCFD)	435,018	423,322	2.8%	422,800	412,715	2.4%
Processed gas volume(3) (MCFD)	409,452	397,358	3.0%	397,041	385,854	2.9%
Residue gas volume (MCFD)	376,350	338,369	11.2%	363,508	322,804	12.6%
Processed NGL volume (BPD)	28,298	32,951	(14.1)%	28,638	36,425	(21.4)%
Condensate volume (BPD)	530	441	20.2%	639	513	24.6%

WestOK system:
Gathered gas volume (MCFD)	573,957	505,222	13.6%	553,434	488,219	13.4%
Processed gas volume(3) (MCFD)	545,301	479,270	13.8%	528,768	462,932	14.2%
Residue gas volume (MCFD)	498,451	442,304	12.7%	484,762	428,056	13.2%
Processed NGL volume (BPD)	26,223	21,522	21.8%	24,315	20,021	21.4%
Condensate volume (BPD)	2,533	1,759	44.0%	2,374	1,892	25.5%

SouthTX system(4):
Gathered gas volume (MCFD)	137,918	141,282	(2.4)%	127,978	131,815	(2.9)%
Processed gas volume(3) (MCFD)	137,573	140,557	(2.1)%	125,844	131,000	(3.9)%
Residue gas volume (MCFD)	106,332	114,287	(7.0)%	92,399	105,495	(12.4)%
Processed NGL volume (BPD)	16,336	17,990	(9.2)%	14,020	16,524	(15.2)%
Condensate volume (BPD)	191	108	76.9%	170	85	100%

WestTX system(2):
Gathered gas volume (MCFD)	508,010	383,466	32.5%	459,348	349,894	31.3%
Processed gas volume(3) (MCFD)	473,644	355,203	33.3%	434,675	316,760	37.2%
Residue gas volume (MCFD)	348,921	265,648	31.3%	321,510	235,310	36.6%
Processed NGL volume (BPD)	62,086	47,663	30.3%	56,215	40,322	39.4%
Condensate volume (BPD)	2,490	2,598	(4.2)%	1,972	1,881	4.8%

Other systems:
Gathered gas volumes (MCFD)	27,703	30,779	(10.0)%	28,322	29,973	(5.5)%

Consolidated Volumes:
Gathered gas volume (MCFD)	1,682,606	1,484,071	13.1%	1,591,822	1,412,616	11.9%
Processed gas volume (MCFD)	1,565,970	1,372,388	13.8%	1,486,328	1,296,546	13.7%
Residue gas volume (MCFD)	1,330,054	1,160,608	14.6%	1,262,179	1,091,665	15.6%
Processed NGL volume (BPD)	132,943	120,126	10.7%	123,188	113,292	8.7%
Condensate volume (BPD)	5,744	4,906	17.1%	5,155	4,371	17.9%

(1)	“MCF” represents thousand cubic feet; “MCFD” represents thousand cubic feet per day; “BPD” represents barrels per day.
(2)	Operating data for the SouthOK and WestTX systems represents 100% of operating activity.
(3)	Processed gas volumes include volumes offloaded and processed by third parties as well as volumes bypassed and delivered as residue gas.
(4)	Gathered and processed gas volumes on the SouthTX system include volumes processed by a third-party in which the Partnership receives the economic interest. Actual physical gathered and processed volumes totaled 134,064 MCFD and 133,719 MCFD, respectively, during the three months ended September 30, 2014, and 116,315 MCFD and 114,180 MCFD, respectively, during the nine months ended September 30, 2014.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of November 3, 2014)

SWAP CONTRACTS

NATURAL GAS LIQUIDS

Production Period	Purchased /Sold	Commodity	Gallons	Avg. Fixed Price
4Q14	Sold	Propane	12,852,000	1.00
4Q14	Sold	Iso Butane	1,260,000	1.26
4Q14	Sold	Normal Butane	1,260,000	1.53
4Q14	Sold	Natural Gasoline	3,906,000	1.98
1Q15	Sold	Propane	13,734,000	0.99
1Q15	Sold	Natural Gasoline	4,662,000	1.97
2Q15	Sold	Propane	15,624,000	0.99
2Q15	Sold	Natural Gasoline	4,914,000	2.02
3Q15	Sold	Propane	13,860,000	1.05
3Q15	Sold	Natural Gasoline	3,780,000	2.00
4Q15	Sold	Propane	13,608,000	1.03
4Q15	Sold	Natural Gasoline	1,260,000	2.00
1Q16	Sold	Propane	9,450,000	1.03
2Q16	Sold	Propane	7,560,000	1.03
3Q16	Sold	Propane	8,820,000	1.03
4Q16	Sold	Propane	8,820,000	1.03
1Q17	Sold	Propane	2,520,000	1.04
2Q17	Sold	Propane	2,520,000	1.04
3Q17	Sold	Propane	2,520,000	1.04
4Q17	Sold	Propane	2,520,000	1.04

CONDENSATE

Production Period	Purchased /Sold	Commodity	Barrels	Avg. Fixed Price
4Q14	Sold	Crude Oil	69,000	91.71
1Q15	Sold	Crude Oil	75,000	92.11
2Q15	Sold	Crude Oil	75,000	90.45
3Q15	Sold	Crude Oil	45,000	88.58
4Q15	Sold	Crude Oil	15,000	85.13
1Q16	Sold	Crude Oil	15,000	90.00
2Q16	Sold	Crude Oil	15,000	90.00

NATURAL GAS

Production Period	Purchased /Sold	Commodity	MMBTUs	Avg. Fixed Price
4Q14	Sold	Natural Gas	5,350,000	4.15
1Q15	Sold	Natural Gas	6,865,000	4.27
2Q15	Sold	Natural Gas	5,215,000	4.04
3Q15	Sold	Natural Gas	5,215,000	4.05
4Q15	Sold	Natural Gas	4,915,000	4.10
1Q16	Sold	Natural Gas	4,350,000	4.01
2Q16	Sold	Natural Gas	2,250,000	3.65
3Q16	Sold	Natural Gas	2,250,000	3.65
4Q16	Sold	Natural Gas	2,850,000	3.75
1Q17	Sold	Natural Gas	2,400,000	4.44
2Q17	Sold	Natural Gas	600,000	4.46

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of November 3, 2014)

OPTION CONTRACTS

NATURAL GAS LIQUIDS

Production Period	Purchased/Sold	Type	Commodity	Gallons	Avg. Strike Price
4Q14	Purchased	Put	Propane	2,520,000	0.96
4Q14	Sold	Call	Propane	1,260,000	1.34
1Q15	Purchased	Put	Propane	1,890,000	0.98
1Q15	Sold	Call	Propane	1,260,000	1.28
3Q15	Purchased	Put	Propane	1,260,000	0.88

CONDENSATE

Production Period	Purchased/Sold	Type	Commodity	Barrels	Avg. Strike Price
4Q14	Purchased	Put	Crude Oil	117,000	91.57
1Q15	Purchased	Put	Crude Oil	45,000	91.33
2Q15	Purchased	Put	Crude Oil	75,000	89.49
3Q15	Purchased	Put	Crude Oil	75,000	88.59
4Q15	Purchased	Put	Crude Oil	75,000	88.15